UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________
Form S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933
____________________________________
MICRON TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)
____________________________________

Delaware	75-1618004
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
8000 South Federal Way
P.O. Box 6, Boise Idaho 83707-0006
(Address of principal executive offices)
____________________________________
Micron Technology, Inc.
Amended and Restated 2007 Equity Incentive Plan
____________________________________
(Full title of the plan)

D. Mark Durcan
Chief Executive Officer
Micron Technology, Inc.
8000 South Federal Way
Boise, Idaho 83716-9632
(Name and address of agent for service)

208-368-4000
(Telephone number, including area code, of agent for service)
____________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

☒	Large accelerated filer	☐	Accelerated filer
☐	Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum aggregate offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock $0.10 par value per share, to be issued pursuant to the Micron Technology, Inc. Amended and Restated 2007 Equity Incentive Plan	30,000,000	$27.655	$829,650,000	$96,405

(1)
Pursuant to Rule 416 under the Securities Act of 1933, (the "Securities Act"), to the extent additional shares of the Registrant's Common Stock may be issued or issuable as a result of a stock split, stock dividend or other distribution declared at any time by the Board of Directors while this Registration Statement is in effect, this Registration Statement is hereby declared to cover all of such additional Common Stock.

(2)
Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for the purpose of calculating the registration fee on the basis of $27.655 per share, which is the average of the high and low price of the Company's Common Stock as reported on the Nasdaq Global Select Market on April 14, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 are not required to be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as a prospectus or prospectus supplements pursuant to the Note to Part I of Form S-8 and Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated by reference in this Registration Statement:

(a)The Company's latest Annual Report on Form 10-K for the year ended August 28, 2014 filed with the Commission pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (File No. 1-10658), on October 27, 2014.
(b)The Company's Quarterly Report on Form 10-Q for the quarterly periods ended December 4, 2014 and March 5, 2015, filed with the Commission on January 9, 2015 and April 10, 2015, respectively.
(c)The Company's Current Reports on Form 8-K filed with the Commission on October 17, 2014, October 23, 2014, October 27, 2014, November 18, 2014, November 20, 2014, December 3, 2014, December 8, 2014, January 26, 2015, January 29, 2015, February 3, 2015, February 10, 2015, February 12, 2015 and March 11, 2015.
(d)The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on November 9, 1990, pursuant to Section 12(b) of the Exchange Act (File No. 1-10658), including any amendment or report filed with the Commission for the purpose of updating such description.
All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors or stockholders to grant, indemnification to directors, officers, employees and agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act and for liabilities arising from other state and federal causes of action. Section 10 of the Company's Certificate of Incorporation and Article VIII of the Company's Bylaws provide for the mandatory indemnification of its officers, directors, employees and agents to the extent permitted by Delaware General Corporation Law. The Company has entered into agreements with its officers, directors and certain key employees implementing such indemnification.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number

4.1*	Micron Technology, Inc. Amended and Restated 2007 Equity Incentive Plan
4.2**	Micron Technology, Inc. Amended and Restated 2007 Equity Incentive Plan Forms of Agreement
5.1	Opinion of Counsel
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Counsel (contained in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)
*    Incorporated by reference to Exhibit 10.92 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 5, 2015 filed with the Commission on April 10, 2015.
**    Incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-8 (Registration No. 333-148357) filed with the Commission on December 27, 2007.

Item 9.	Undertakings.

(a)The undersigned Company hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)to include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and
(iii)to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned Company hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on this 17th day of April 2015.

MICRON TECHNOLOGY, INC.

/s/ Mark W. Adams
By: Mark W. Adams
President

/s/ Mark J. Heil
By: Mark J. Heil
Principal Financial and Accounting Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints D. Mark Durcan and Mark J. Heil, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ D. Mark Durcan		April 17, 2015
D. Mark Durcan	Chief Executive Officer and Director
(Principal Executive Officer)
/s/ Mark J. Heil		April 17, 2015
Mark J. Heil	Senior Finance Director and Corporate Controller
(Principal Financial and Accounting Officer)
/s/ Robert E. Switz		April 17, 2015
Robert E. Switz	Chairman of the Board of Directors
/s/ Robert L. Bailey		April 17, 2015
Robert L. Bailey	Director
/s/ Richard M. Beyer		April 17, 2015
Richard M. Beyer	Director
/s/ Patrick J. Byrne		April 17, 2015
Patrick J. Byrne	Director
/s/ D. Warren A. East		April 17, 2015
D. Warren A. East	Director
/s/ Mercedes Johnson		April 17, 2015
Mercedes Johnson	Director
/s/ Lawrence N. Mondry		April 17, 2015
Lawrence N. Mondry	Director

EXHIBIT INDEX

Exhibit Number	Description

4.1*	Micron Technology, Inc. Amended and Restated 2007 Equity Incentive Plan
4.2**	Micron Technology, Inc. Amended and Restated 2007 Equity Incentive Plan Forms of Agreement
5.1	Opinion of Counsel
23.1	Consent of Independent Auditors
23.2	Consent of Counsel (contained in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)
*    Incorporated by reference to Exhibit 10.92 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 5, 2015 filed with the Commission on April 10, 2015.
**    Incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-8 (Registration No. 333-148357) filed with the Commission on December 27, 2007.